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As filed with the Securities and Exchange Commission on August 3, 2004

Registration No. 333-114637

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
to
FORM S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	77-0170321 (I.R.S. Employer Identification No.)

222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(312) 894-7000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Lawrence M. Kaplan, Esq.
Vice President and General Counsel
NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(312) 894-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas L. Hanley, Esq. Pepper Hamilton LLP Hamilton Square 600 14th Street, N.W. Washington, D.C. 20005 (202) 220-1200	Larry A. Barden, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, IL 60603 (312) 853-7000	Andrew D. Soussloff, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 (212) 558-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        NAVTEQ Corporation has prepared this Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-114637) for the purpose of filing exhibits to the Registration Statement. Amendment No. 6 does not modify any provision of the Prospectus constituting Part I of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Other expenses in connection with the issuance and distribution of the securities to be registered hereunder will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee and the New York Stock Exchange listing fee):

Item	Amount
Securities and Exchange Commission registration fee	$128,474
NASD filing fee	30,500
New York Stock Exchange listing fee	250,000
Blue Sky filing fees and expenses	3,000
Accounting fees and expenses	250,000
Legal fees and expenses	600,000
Transfer agent fees and expenses	6,000
Printing and engraving expenses	250,000
Miscellaneous expenses	141,000

Total(1)	$1,658,974

(1)
The expenses of this offering to be paid by us are estimated to be approximately $1,000,000. These expenses do not include underwriting discounts and commissions and legal expenses of the selling stockholders and certain other expenses for which the underwriters have agreed to reimburse us.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        The registrant's certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law. Any repeal or modification of these provisions shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

        The registrant expects to obtain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

        The registrant has entered into indemnity agreements with its directors and officers providing the indemnification described above.

        Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters' obligation to indemnify the registrant and its officers and directors in certain circumstances.

        Philips and Scott Miller, a director-nominee, will enter into an indemnity agreement providing for indemnification of Mr. Miller by Philips in certain circumstances.

Item 15.    Recent Sales of Unregistered Securities

        During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, Regulation S relating to sales made outside of the United States, and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans.

        No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

    •
    In June 2001, we sold 57,143 shares of our Series A preferred stock to Philips at a purchase price of $140 per share pursuant to the terms of the stock purchase agreement with Philips.

    •
    In July 2001, we sold 42,857 shares of our Series A preferred stock to Philips at a purchase price of $140 per share pursuant to the terms of the stock purchase agreement with Philips.

    •
    From June 1, 2001 to January 15, 2002, we issued 7,651 shares of our common stock in connection with the exercise of stock options granted under our employee stock option plans and agreements.

    •
    On April 28, 2004, we issued 3,384,286 shares of our common stock at a purchase price of $0.14 per share in connection with the exercise of warrants held by Philips.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
1.1	Form of Purchase Agreement.
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	Certificate of Amendment to Certificate of Incorporation.(11)
3.3	Certificate of Designation of Series A Cumulative Preferred Stock.(1)
3.4	Certificate of Designation of Series B Cumulative Preferred Stock.(1)

3.5	++	Amended and Restated Certificate of Incorporation (to be effective upon completion of the offering).
3.6		Restated Bylaws.(2)
3.7	++	Amended and Restated Bylaws (to be effective upon completion of the offering).
4.1	++	Specimen Common Stock Certificate.
4.2		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green.(7)
4.3(a)		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(7)
4.3(b)		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(7)
4.4		Registration Rights Agreement dated as of March 29, 2001 between Navigation Technologies and Philips Consumer Electronic Services B.V.(1)
4.5		Warrant Agreement dated as of April 1, 1997 between Navigation Technologies and Philips Media Services B.V.(1)
4.6	++	Agreement Regarding Registration of Shares dated as of May 17, 2004 between NAVTEQ and NavPart I B.V.
5.1		Opinion of Pepper Hamilton LLP.
10.1		Stock Purchase Agreement dated as of March 29, 2001 between Navigation Technologies and Philips Consumer Electronic Services B.V.(1)
10.2(i)		Employment Agreement dated as of April 17, 2000 between Navigation Technologies and Judson C. Green.(1)
10.2(ii)		First Amendment to Employment Agreement dated as of August 15, 2001 between Navigation Technologies and Judson C. Green.(1)
10.2(iii)		Letter Agreement between Navigation Technologies and Judson C. Green dated June 16, 2000.(7)
10.2(iv)	++	Amendment to Employment Agreement dated as of March 19, 2004 between Navigation Technologies and Judson C. Green.
10.2(v)	++	Amended and Restated Employment Agreement dated as of April 30, 2004 between NAVTEQ Corporation and Judson C. Green.
10.3		Employment Agreement dated as of September 18, 2000 between Navigation Technologies and John K. MacLeod.(1)
10.4		Letter Agreement dated February 3, 1998 from Navigation Technologies agreed to and accepted by M. Salahuddin Khan.(1)
10.5		Letter Agreement dated February 13, 1997 from Navigation Technologies agreed to and accepted by Denis M. Cohen.(1)
10.6	++	Form of Indemnification Agreement.
10.7(i)		BMW Group International Terms and Conditions for the Purchase of Production Materials and Automotive Components dated September 24, 2001.(4)

10.7(ii)	Purchasing Terms and Conditions between BMW North America, Inc. and Navigation Technologies.(c)(5)
10.7(iii)	Agreement between BMW (South Africa) (Proprietary) Limited and Navigation Technologies B.V. commencing June 1, 1999 (the "South Africa Agreement").(c)(5)
10.7(iv)	Amendment to South Africa Agreement.(c)(4)
10.7(v)	Warranty Agreement dated August 8, 1998 between Bayerische Motoren Werke and Navigation Technologies BV (the "Warranty Agreement").(c)(4)
10.7(vi)	Letter regarding Warranty Agreement dated May 22, 2002 from Bayerische Motoren Werke to Navigation Technologies BV.(4)
10.8(i)	Data License Agreement dated December 1, 1999 between Harman International Industries, Incorporated ("Harman") and Navigation Technologies.(c)(5)
10.8(ii)	Territory License No. 6 dated September 28, 2001 between Harman and Navigation Technologies ("License No. 6").(c)(4)
10.8(iii)	Distribution Services Addendum to License No. 6 dated January 1, 2002 between Harman and Navigation Technologies.(c)(4)
10.8(iv)	Territory License No. 7 dated April 1, 2001 between Harman and Navigation Technologies ("License No. 7").(c)(5)
10.8(v)	Amendment to License No. 7 dated February 20, 2002 between Harman and Navigation Technologies.(c)(4)
10.8(vi)	Territory License No. 8 dated August 1, 2002 between Harman and Navigation Technologies.(c)(11)
10.9	Second Amended and Restated Promissory Note dated June 27, 2003, by Navigation Technologies Corporation in favor of ABN AMRO Bank N.V.(10)
10.10	Guarantee Letter Agreement dated June 27, 2003, by Navigation Technologies Corporation in favor of Koninklijke Philips Electronics N.V.(10)
10.11	Deposit Agreement dated May 21, 2002 between Navigation Technologies Corporation and Koninklijke Philips Electronics N.V.(6)
10.12	Employment Agreement dated as of December 1, 2002 between Navigation Technologies Corporation and David B. Mullen.(7)
10.16	$15,000,000 364 Day Revolving Credit Agreement dated as of November 10, 2003, by and between Navigation Technologies North America, LLC and JPMorgan Chase Bank.(11)
10.17	Guaranty made by Navigation Technologies Corporation dated as of November 10, 2003 in favor of JPMorgan Chase Bank.(11)
10.18	Assignment and Amendment to Deposit Agreement by and among Navigation Technologies Corporation, Navigation Technologies North America, LLC and Koninklijke Philips Electronics N.V.(9)
10.19	Deal Request by Navigation Technologies to Koninklijke Philips Electronics N.V. dated April 22, 2003.(9)
10.20(i)	Letter Agreement regarding Cross Currency Swap between Navigation Technologies B.V. and Koninklijke Philips Electronics N.V. dated May 23, 2003.(9)

10.20(ii)	++	Letter Agreement regarding Cross Currency Swap between NAVTEQ B.V. and ABN AMRO Bank N.V. dated July 27, 2004.
10.21		Deposit Agreement by and among Navigation Technologies B.V., and Koninklijke Philips Electronics, N.V.(10)
10.22	++	Amendment to Deposit Agreements dated as of May 18, 2004 by and among NAVTEQ B.V., NAVTEQ North America LLC, and Koninklijke Philips Electronics N.V.
10.23		Master Separation Agreement between Koninklijke Philips Electronics, N.V. and NAVTEQ Corporation.
21.1	++	Subsidiaries of NAVTEQ.
23.1	++	Consent of KPMG LLP.
23.2		Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	++	Power of Attorney (set forth on the signature page to this registration statement).
99.1	++	Consent of Scott D. Miller to be named as Prospective Director.

++
Previously filed as an exhibit to this registration statement.

(c)
Portions omitted pursuant to a request for confidential treatment.

(1)
Filed with NAVTEQ's Registration Statement on Form 10, Registration No. 000-21323.

(2)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(3)
Filed with NAVTEQ's Registration Statement on Form S-8, Registration No. 333-767000.

(4)
Filed with NAVTEQ's Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

(5)
Filed with NAVTEQ's Amendment No. 3 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

(6)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(7)
Filed with NAVTEQ's Annual Report on Form 10-K for the year ended December 31, 2002.

(8)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003.

(9)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended June 29, 2003.

(10)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

(11)
Filed with NAVTEQ's Annual Report on Form 10-K for the year ended December 31, 2003.

Financial Statements and Schedule:

Financial Statements:

        Financial Statements filed as a part of this registration statement are listed in the Index to Financial Statements of page F-1.

Financial Statement Schedules:

        Schedule II—Valuation and Qualifying Accounts.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 3, 2004.

NAVTEQ Corporation
By:	/s/ JUDSON C. GREEN Judson C. Green President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 3, 2004, by the following persons in the capacities indicated.

Name and Signatures	Title

/s/ JUDSON C. GREEN Judson C. Green	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ DAVID B. MULLEN David B. Mullen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ NEIL T. SMITH Neil T. Smith	Vice President and Corporate Controller (Principal Accounting Officer)
* Richard J.A. de Lange	Director
* Scott M. Weisenhoff	Director
* Wilhelmus C. M. Groenhuysen	Director
* Dirk-Jan van Ommeren	Director
*By:	/s/ JUDSON C. GREEN Attorney-in-fact

INDEX OF EXHIBITS

Exhibit Number		Description of Exhibit
1.1		Form of Purchase Agreement.
3.1		Amended and Restated Certificate of Incorporation.(1)
3.2		Certificate of Amendment to Certificate of Incorporation.(11)
3.3		Certificate of Designation of Series A Cumulative Preferred Stock.(1)
3.4		Certificate of Designation of Series B Cumulative Preferred Stock.(1)
3.5	++	Amended and Restated Certificate of Incorporation (to be effective upon completion of the offering).
3.6		Restated Bylaws.(2)
3.7	++	Amended and Restated Bylaws (to be effective upon completion of the offering).
4.1	++	Specimen Common Stock Certificate.
4.2		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green.(7)
4.3(a)		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(7)
4.3(b)		Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod.(7)
4.4		Registration Rights Agreement dated as of March 29, 2001 between Navigation Technologies and Philips Consumer Electronic Services B.V.(1)
4.5		Warrant Agreement dated as of April 1, 1997 between Navigation Technologies and Philips Media Services B.V.(1)
4.6	++	Agreement Regarding Registration of Shares dated as of May 17, 2004 between NAVTEQ and NavPart I B.V.
5.1		Opinion of Pepper Hamilton LLP.
10.1		Stock Purchase Agreement dated as of March 29, 2001 between Navigation Technologies and Philips Consumer Electronic Services B.V.(1)
10.2(i)		Employment Agreement dated as of April 17, 2000 between Navigation Technologies and Judson C. Green.(1)
10.2(ii)		First Amendment to Employment Agreement dated as of August 15, 2001 between Navigation Technologies and Judson C. Green.(1)
10.2(iii)		Letter Agreement between Navigation Technologies and Judson C. Green dated June 16, 2000.(7)
10.2(iv)	++	Amendment to Employment Agreement dated as of March 19, 2004 between Navigation Technologies and Judson C. Green.
10.2(v)	++	Amended and Restated Employment Agreement dated as of April 30, 2004 between NAVTEQ Corporation and Judson C. Green.
10.3		Employment Agreement dated as of September 18, 2000 between Navigation Technologies and John K. MacLeod.(1)
10.4		Letter Agreement dated February 3, 1998 from Navigation Technologies agreed to and accepted by M. Salahuddin Khan.(1)

10.5		Letter Agreement dated February 13, 1997 from Navigation Technologies agreed to and accepted by Denis M. Cohen.(1)
10.6	++	Form of Indemnification Agreement.
10.7(i)		BMW Group International Terms and Conditions for the Purchase of Production Materials and Automotive Components dated September 24, 2001.(4)
10.7(ii)		Purchasing Terms and Conditions between BMW North America, Inc. and Navigation Technologies.(c)(5)
10.7(iii)		Agreement between BMW (South Africa) (Proprietary) Limited and Navigation Technologies B.V. commencing June 1, 1999 (the "South Africa Agreement").(c)(5)
10.7(iv)		Amendment to South Africa Agreement.(c)(4)
10.7(v)		Warranty Agreement dated August 8, 1998 between Bayerische Motoren Werke and Navigation Technologies BV (the "Warranty Agreement").(c)(4)
10.7(vi)		Letter regarding Warranty Agreement dated May 22, 2002 from Bayerische Motoren Werke to Navigation Technologies BV.(4)
10.8(i)		Data License Agreement dated December 1, 1999 between Harman International Industries, Incorporated ("Harman") and Navigation Technologies.(c)(5)
10.8(ii)		Territory License No. 6 dated September 28, 2001 between Harman and Navigation Technologies ("License No. 6").(c)(4)
10.8(iii)		Distribution Services Addendum to License No. 6 dated January 1, 2002 between Harman and Navigation Technologies.(c)(4)
10.8(iv)		Territory License No. 7 dated April 1, 2001 between Harman and Navigation Technologies ("License No. 7").(c)(5)
10.8(v)		Amendment to License No. 7 dated February 20, 2002 between Harman and Navigation Technologies.(c)(4)
10.8(vi)		Territory License No. 8 dated August 1, 2002 between Harman and Navigation Technologies.(c)(11)
10.9		Second Amended and Restated Promissory Note dated June 27, 2003, by Navigation Technologies Corporation in favor of ABN AMRO Bank N.V.(10)
10.10		Guarantee Letter Agreement dated June 27, 2003, by Navigation Technologies Corporation in favor of Koninklijke Philips Electronics N.V.(10)
10.11		Deposit Agreement dated May 21, 2002 between Navigation Technologies Corporation and Koninklijke Philips Electronics N.V.(6)
10.12		Employment Agreement dated as of December 1, 2002 between Navigation Technologies Corporation and David B. Mullen.(7)
10.16		$15,000,000 364 Day Revolving Credit Agreement dated as of November 10, 2003, by and between Navigation Technologies North America, LLC and JPMorgan Chase Bank.(11)
10.17		Guaranty made by Navigation Technologies Corporation dated as of November 10, 2003 in favor of JPMorgan Chase Bank.(11)
10.18		Assignment and Amendment to Deposit Agreement by and among Navigation Technologies Corporation, Navigation Technologies North America, LLC and Koninklijke Philips Electronics N.V.(9)

10.19		Deal Request by Navigation Technologies to Koninklijke Philips Electronics N.V. dated April 22, 2003.(9)
10.20(i)		Letter Agreement regarding Cross Currency Swap between Navigation Technologies B.V. and Koninklijke Philips Electronics N.V. dated May 23, 2003.(9)
10.20(ii)	++	Letter Agreement regarding Cross Currency Swap between NAVTEQ B.V. and ABN AMRO Bank N.V. dated July 27, 2004.
10.21		Deposit Agreement by and among Navigation Technologies B.V. and Koninklijke Philips Electronics N.V.(10)
10.22	++	Amendment to Deposit Agreements dated as of May 18, 2004 by and among NAVTEQ B.V., NAVTEQ North America LLC, and Koninklijke Philips Electronics N.V.
10.23		Master Separation Agreement between Koninklijke Philips Electronics, N.V. and NAVTEQ Corporation.
21.1	++	Subsidiaries of NAVTEQ.
23.1	++	Consent of KPMG LLP.
23.2		Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	++	Power of Attorney (set forth on the signature page to this registration statement).
99.1	++	Consent of Scott D. Miller to be named as Prospective Director.

++
Previously filed as an exhibit to this registration statement.

(c)
Portions omitted pursuant to a request for confidential treatment.

(1)
Filed with NAVTEQ's Registration Statement on Form 10, Registration No. 000-21323.

(2)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(3)
Filed with NAVTEQ's Registration Statement on Form S-8, Registration No. 333-767000.

(4)
Filed with NAVTEQ's Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

(5)
Filed with NAVTEQ's Amendment No. 3 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

(6)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(7)
Filed with NAVTEQ's Annual Report on Form 10-K for the year ended December 31, 2002.

(8)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003.

(9)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended June 29, 2003.

(10)
Filed with NAVTEQ's Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

(11)
Filed with NAVTEQ's Annual Report on Form 10-K for the year ended December 31, 2003.

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
INDEX OF EXHIBITS